                AGREEMENT AND PLAN OF MERGER

                 DATED AS OF JUNE 26, 1994,

                            AMONG

                       CONSECO, INC.,

                    KC ACQUISITION, INC.

                             AND

                     KEMPER CORPORATION
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                      TABLE OF CONTENTS

                                                            Page
                                                            ----
                          ARTICLE I

                         THE MERGER

SECTION 1.1.    The Merger                                     5
SECTION 1.2.    Closing                                        5
SECTION 1.3.    Effective Time                                 6
SECTION 1.4.    Effects of the Merger                          6
SECTION 1.5.    Certificate of Incorporation; By-laws          6
SECTION 1.6.    Directors                                      6
SECTION 1.7.    Officers                                       7

                         ARTICLE II

  EFFECT OF THE MERGER ON THE SECURITIES OF THE CONSTITUENT
                        CORPORATIONS

SECTION 2.1.    Effect on Capital Stock                        7
SECTION 2.2.    Stock Option Plans                             9
SECTION 2.3.    Exchange of Certificates                      10

                         ARTICLE III

               REPRESENTATIONS AND WARRANTIES

SECTION 3.1.    Representations and Warranties of
                   the Company                                13
SECTION 3.2.    Representations and Warranties of
                   the Parent and Sub                         23

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                                                            Page
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                         ARTICLE IV

     COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO
                           MERGER

SECTION 4.1.    Conduct of Business of the Company            29
SECTION 4.2.    Other Actions                                 32

                          ARTICLE V

                    ADDITIONAL AGREEMENTS

SECTION 5.1.    Preparation of Form S-4 and the
                   Joint Proxy Statement                      32
SECTION 5.2.    Meetings of Stockholders                      33
SECTION 5.3.    Letter of Company's Accountants               33
SECTION 5.4.    Letter of Parent's Accountants                33
SECTION 5.5.    Access to Information; Confidentiality        34
SECTION 5.6.    Best Efforts                                  34
SECTION 5.7.    Benefit Plans and Employment Agreements       34
SECTION 5.8.    Indemnification and Insurance                 37
SECTION 5.9.    Public Announcements                          38
SECTION 5.10.   Acquisition Proposals                         38
SECTION 5.11.   Fiduciary Duties                              39
SECTION 5.12.   Consents, Approvals and Filings               39
SECTION 5.13.   Company Satisfaction of the Conditions
                   of Section 15 of the 1940 Act              39
SECTION 5.14.   Advisory Contract Consents                    40
SECTION 5.15.   Certain Fees and Expenses                     40
SECTION 5.16.   Compliance with Section 15(f) of the
                   1940 Act by Parent                         41
SECTION 5.17.   Affiliates and Certain Stockholders           41
SECTION 5.18    NYSE Listing                                  41
SECTION 5.19.   Stockholder Litigation                        41
SECTION 5.20.   Financing                                     42
SECTION 5.21.   Board Action Relating to Stock Option Plans   42
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                                                            Page
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                         ARTICLE VI

                    CONDITIONS PRECEDENT

SECTION 6.1.    Conditions to Each Party's Obligation
                   To Effect the Merger                       42
SECTION 6.2.    Conditions to Obligations of Parent
                   and Sub                                    44
SECTION 6.3.    Conditions to Obligation of the Company       45

                         ARTICLE VII

              TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1.    Termination                                   45
SECTION 7.2.    Effect of Termination                         46
SECTION 7.3.    Amendment                                     46
SECTION 7.4.    Extension; Waiver                             46
SECTION 7.5.    Procedure for Termination, Amendment,
                   Extension or Waiver                        47

                        ARTICLE VIII

                     GENERAL PROVISIONS

SECTION 8.1.    Nonsurvival of Representations and
                   Warranties                                 47
SECTION 8.2.    Fees and Expenses                             47
SECTION 8.3.    Definitions                                   47
SECTION 8.4.    Notices                                       48
SECTION 8.5.    Interpretation                                49
SECTION 8.6.    Counterparts                                  49
SECTION 8.7.    Entire Agreement; Third-Party Beneficiaries   49
SECTION 8.8.    Governing Law                                 49
SECTION 8.9.    Assignment                                    50
SECTION 8.10.   Enforcement                                   50
SECTION 8.11.   Severability                                  50

EXHIBIT A - Affiliate Letter

                AGREEMENT AND PLAN OF MERGER
                  DATED AS OF JUNE 26, 1994
                            AMONG
                       CONSECO, INC.,
             AN INDIANA CORPORATION ("PARENT"),
                    KC ACQUISITION, INC.
   A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF
                       PARENT ("SUB"),
                             AND
                     KEMPER CORPORATION,
           A DELAWARE CORPORATION (THE "COMPANY").


          WHEREAS, the Board of Directors of each of Parent, Sub and the Company has adopted resolutions approving this Agreement, pursuant to which Sub shall be merged with and into the Company and the Company shall become a wholly owned direct subsidiary of Parent (the "Merger"); and

          WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                          ARTICLE I

                         THE MERGER

          SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Upon the Effective Time, the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

          SECTION 1.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 1:00 p.m. on the second business day following the date on which the last to be fulfilled or waived of the conditions set forth in Section
6.1 and subsections (c) and (d) of Section 6.2 shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.
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          SECTION 1.3.  Effective Time.  The parties hereto will file with the
Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date of the Closing (or on such other date as Parent and the Company may agree) a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger (the "Effective Time").

          SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 1.5. Certificate of Incorporation; By-laws. (a) The Second Restated Certificate of Incorporation of the Company (the "Charter"), as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article FOURTH of the Charter reads in its entirety as follows: "The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 7,000,100 shares which shall be divided into two classes as follows: 7,000,000 shares of Preferred Stock, without par value, and 100 shares of Common Stock, par value $1.00 per share." and, as so amended the Charter shall, from and after the Effective Time, be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The By-laws of the Company as in effect at the Effective Time shall, from and after the Effective Time, be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.6. Directors. The directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
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          SECTION 1.7.  Officers.  The officers of the Company at the Effective
Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                         ARTICLE II

  EFFECT OF THE MERGER ON THE SECURITIES OF THE CONSTITUENT
                        CORPORATIONS

          SECTION 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of (i) any shares of common stock, par value $5.00 per share, of the Company (the "Common Stock") or any other shares of capital stock of the Company or (ii) any shares of capital stock of Sub:

          (a) Common Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $1.00 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company or by any subsidiary of the Company or by Parent, Sub or any other subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties and shares held in the ordinary course of business by subsidiaries of the Company or Parent that are insurance companies or broker-dealers) shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (c)  Conversion of Common Stock.  Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Common Shares (as defined in Section 2.1(e)) shall be converted into the right to receive (i) $56.00 per share, without interest (the "Cash Consideration"), and (ii) the fraction (rounded to the nearest ten-thousandth of a share) (the "Conversion Number") of a validly issued, fully paid and nonassessable share of common stock, without par value, of Parent ("Parent Common Stock") determined by dividing $11.00 by the Average Parent Price (as defined below) (the "Stock Consideration"). The "Average Parent Price" shall be equal to the average of the closing prices of the Parent Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System, as reported in The Wall Street Journal, for the 20 trading days immediately preceding the second trading day prior to the Effective Time (the "Trading Average"); provided, however, that if the Trading Average is less than $45.50, then the Average Parent Price shall be $45.50, and if the Trading Average is greater than $55.50, then the Average Parent Price shall be $55.50. The Cash Consideration, the Stock Consideration and any cash to be paid in accordance with Section 2.3 in lieu of fractional shares of Parent Common Stock are referred to collectively as the "Merger Consideration".
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          (d)  Preferred Stock.  Each share of (i) Series A Cumulative
Convertible Preferred Stock of the Company (the "Series A Preferred Stock"),
(ii) Series C Cumulative Preferred Stock of the Company (the "Series C Preferred Stock"), (iii) Series D Index Exchangeable Preferred Stock of the Company (the "Series D Preferred Stock") and (iv) Series E Cumulative Convertible Preferred Stock of the Company (the "Series E Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Preferred Shares (as defined in Section 2.1(e))) will remain outstanding as one validly issued, fully paid and nonassessable share of preferred stock of the Surviving Corporation subsequent to the Effective Time, subject to the respective terms and covenants thereof. The Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are referred to collectively as the "Company Preferred Stock".

          (e) Dissenting Shares. (i) Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand, and who properly demands, an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Common Shares") shall not be converted into a right to receive Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive Merger Consideration in accordance with this Section 2.1. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

          (ii) Notwithstanding anything in this Agreement to the contrary, shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand, and who properly demands, an appraisal of such shares in accordance with Section 262 of the DGCL ("Dissenting Preferred Shares") shall not be deemed to remain outstanding as of the Effective Time unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, such shares shall be treated as if they had remained outstanding as of the Effective Time. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of Company Preferred Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.
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

          (f) Cancellation and Retirement of Common Stock. As of the Effective Time, all certificates representing shares of Common Stock, other than certificates representing shares to be cancelled in accordance with
Section 2.1(b) or Dissenting Common Shares, issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with
Section 2.3.

          (g) Cancellation of Certain Restricted Stock Grants. Immediately following the execution and delivery of this Agreement each share of restricted stock granted under the 1993 Senior Executive Long-Term Incentive Plan shall be cancelled. In addition, Parent hereby consents to the adoption by the Company of a plan under which each individual who has had a share cancelled pursuant to this Section 2.1(g) may receive immediately prior to the Effective Time a cash payment up to the sum of (x) the Cash Consideration plus (y) the Stock Value Amount, multiplied by the number of shares cancelled. For purposes of this Agreement, the term "Stock Value Amount" shall mean the product of (x) the Conversion Number and (y) the Average Parent Price (determined without regard to the proviso to the definition thereof).

          SECTION 2.2. Stock Option Plans. (a) As of the date hereof, the unexercisable portion of each outstanding option to purchase shares of Common Stock (a "Company Stock Option") issued under the Company's 1990 Stock Option Plan, 1985 Amended Stock Option Plan, 1982 Incentive Stock Option Plan and Non-Management Director Stock Option Plan (collectively, the "Company Stock Option Plans") shall become immediately exercisable in full, subject to all expiration, lapse and other terms and conditions thereof.

          (b) The Company Stock Options set forth on Section 2.2 of the disclosure schedule (the "Disclosure Schedule") delivered to Parent by the Company at the time of execution of this Agreement shall be assumed by Parent (an "Assumed Option"). Each Assumed Option shall be exercisable for a number of shares of Parent Common Stock calculated by multiplying the number of shares of Common Stock subject to such Company Stock Option as of the Effective Time by a fraction, the numerator of which is the sum of (1) the Stock Value Amount and (2) the Cash Consideration and the denominator of which is the Average Parent Price. The exercise price for each share of Parent Common Stock under an Assumed Option shall be calculated by multiplying the exercise price for one share of Common Stock under the related Company Stock Option as of the Effective Time by a fraction, the numerator of which is the Average Parent Price and the denominator of which is the sum of (1) the Stock Value Amount and
(2) the Cash Consideration.

          (c) Each Company Stock Option then outstanding (other than Assumed Options) shall be cancelled immediately prior to the Effective Time in exchange for an amount in cash equal to the product of (i) the number of shares of Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the excess of (1) the sum of (A) the Stock Value Amount and (B) the Cash Consideration over (2) the per share exercise price of such Company Stock Option.

          SECTION 2.3. Exchange of Certificates. (a) Paying Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Parent, which shall be reasonably satisfactory to the Company (the "Paying Agent"), for the benefit of the holders of shares of Common Stock and the holders of shares of Series
A Preferred Stock and Series E Preferred Stock (together, the "Convertible Preferred Stock"), cash in an aggregate amount sufficient to pay the aggregate Cash Consideration and certificates representing the shares of Parent Common Stock representing the aggregate Stock Consideration (assuming in each case the full conversion of all outstanding shares of Series A Preferred Stock and Series E Preferred Stock) (such amount and certificates, together with any dividends or distributions with respect to such certificates, being hereinafter referred to as the "Payment Fund").

          (b) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Common Stock shall, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, be entitled to the amount of cash and a certificate representing that number of whole shares of Parent Common Stock (and cash in lieu of fractional shares of Parent Common Stock as contemplated by this Section 2.3) which the aggregate number of shares of Common Stock previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to Section 2.1(c) of this Agreement. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the consideration to be paid in the Merger (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate representing shares of Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Common Stock and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 2.3(b), each certificate representing shares of Common Stock (other than certificates representing shares to be cancelled in accordance with Section 2.1(b) or Dissenting Common Shares), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon, as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.
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          (c)  Letter of Transmittal.  Promptly after the Effective Time (but in no event more than 5 days thereafter), the Surviving Corporation shall require the Paying Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented shares of Common Stock which have been converted pursuant to Section 2.1, a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the consideration to which such holder shall be entitled therefor pursuant to Section 2.1.

          (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate that immediately prior to the Effective Time represented shares of Common Stock which have been converted pursuant to Section 2.1, until the surrender for exchange of such certificate in accordance with this Article II. Following surrender for exchange of any such certificate, there shall be paid to the holder of such certificate, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole shares of Parent Common Stock into which the shares of Common Stock represented by such certificate immediately prior to the Effective Time were converted pursuant to Section 2.1, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such whole shares of Parent Common Stock.

          (e) No Further Ownership Rights in Common Stock. The Merger Consideration paid upon the surrender for exchange of certificates representing shares of Common Stock in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by the Company on such shares of Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

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          (f)  No Fractional Shares.  (i)  No certificates or scrip
representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented shares of Common Stock which have been converted pursuant to
Section 2.1, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

          (ii) Notwithstanding any other provisions of this Agreement, each holder of shares of Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Average Parent Price.

          (g) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the certificates representing shares of Common Stock or Convertible Preferred Stock for 120 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for any Merger Consideration and any dividends or distributions with respect to Parent Common Stock.

          (h) No Liability. None of Parent, Sub, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(c))), any such cash, shares, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
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

          (i) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or (iii) commercial paper rated the highest quality by both Moody's Investors Services, Inc. and Standard & Poor's Corporation, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent; provided that any such investment or any such payment of earnings shall not delay the receipt by holders of shares of Common Stock of the Merger Consideration or holders of shares of Convertible Preferred Stock of the amounts then due with respect to any shares of Convertible Preferred Stock theretofore converted in accordance with the terms thereof or otherwise impair such holders' respective rights hereunder. In the event the Payment Fund shall realize a loss on any such investment, Parent shall promptly thereafter deposit in such Payment Fund on behalf of the Surviving Corporation cash in an amount sufficient to enable such Payment Fund to satisfy all remaining obligations originally contemplated to be paid out of such Payment Fund.

          (j) Conversion of the Convertible Preferred Stock. Until the Payment Fund is terminated pursuant to Section 2.3(g), Parent and the Surviving Corporation shall, and shall require the Paying Agent to, make the Payment Fund available for the purpose of paying amounts due with respect to any shares of Convertible Preferred Stock theretofore converted in accordance with the terms thereof.


                         ARTICLE III

               REPRESENTATIONS AND WARRANTIES

          SECTION 3.1. Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

          (a)  Organization, Standing and Corporate Power.  Each of the
     Company and each Significant Subsidiary of the Company (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each Significant Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. The Company has delivered to Parent complete and correct copies of its Charter and By-laws, as amended to the date of this Agreement. For purposes of this Agreement, a "Significant Subsidiary" of the Company means each of Federal Kemper Life Assurance Company, Kemper Financial Companies, Inc. ("KFC"), Kemper Financial Services, Inc. ("KFS"), Kemper Investors Life Insurance Company, Kemper Securities Holdings, Inc. and Kemper Securities, Inc ("KSI") and any other subsidiary of the Company that would constitute a Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC").

          (b) Capital Structure. The authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, par value $5.00 per share, and (ii) 20,000,000 shares of preferred stock, without par value (the "Preferred Stock"). At the close of business on May 31, 1994:
     (i) 33,545,959 shares of Common Stock were issued and outstanding, 4,060,388 shares of Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, 53,928 shares of Common Stock were reserved for issuance upon conversion of shares of Series A Preferred Stock, 4,755,996 shares of Common Stock were reserved for issuance upon conversion of shares of Series E Preferred Stock and 31,611,214 shares of Common Stock were held by the Company in its treasury; (ii) 6,690,636.5 shares of Preferred Stock, consisting of 23,998 shares of Series A Preferred Stock, 2,000,000 shares of Series C Preferred Stock, 66,638.5 shares of Series D Preferred Stock and 4,600,000 shares of Series E Preferred Stock, were issued and outstanding; and (iii) 500,000 shares of Series B Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "Rights") distributed to the holders of Common Stock pursuant to the Rights Agreement dated as of July 18, 1990, between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement"). Except as set forth above, at the close of business on May 31, 1994, no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Option Plans or the Kemper Corporation Stock Purchase and Dividend Reinvestment Plan (the "Dividend Reinvestment Plan") or upon the conversion of the Series A Preferred Stock and the Series E Preferred Stock or the exchange of the Series D Preferred Stock will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 3.1(b) of the Disclosure Schedule, no bonds, debentures, notes or other indebtedness of the Company or any Significant Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company or any Significant Subsidiary of the Company may vote are issued or outstanding. Except as disclosed in Section 3.1(b) of the Disclosure Schedule, all the outstanding shares of capital stock of each Significant Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company, by one or more subsidiaries of the Company or by the Company and one or more such subsidiaries, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except as set forth above or in Section 3.1(b) of the Disclosure Schedule, neither the Company nor any Significant Subsidiary of the Company has any outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates the Company or any Significant Subsidiary of the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of the Company or any Significant Subsidiary of the Company or (ii) restricts the transfer of Common Stock. The authorized capital stock of KFC consists of 150,000,000 shares of common stock, par value $.10 per share, which shares are divided into 135,000,000 shares of Class A Common Stock and 15,000,000 shares of Class B Common Stock. At the close of business on March 31, 1994, 43,268,038 shares of Series A Common Stock of KFC and 8,334.6464 shares of Series B Common Stock of KFC were issued and outstanding, 192,645 shares of Series B Common Stock of KFC were reserved for issuance pursuant to outstanding KFC employee stock options, no shares of Preferred Stock of KFC were outstanding and $44.2 million aggregate principal amount of KFC's floating rate convertible subordinated debentures was outstanding and not subject to mandatory redemption, which are convertible into an aggregate of 1,690,580.0017 shares of Series B Common Stock of KFC. $33.7 million aggregate principal amount of KFC's floating rate convertible subordinated debentures outstanding and not subject to mandatory redemption is currently redeemable, and all outstanding KFC floating rate convertible subordinated debentures will be redeemable on and after May 10, 1995. If determined as of March 31, 1994 in accordance with the terms of KFC's Fourth Restated Certificate of Incorporation, the formula purchase price per share for repurchases by KFC of shares of its Series
     B Common Stock would be negative $9.25 per share.
               (c) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of its stockholders as set forth in Section 6.1(a) with respect to the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the approval of its stockholders as set forth in
     Section 6.1(a). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as disclosed in Section 3.1(c) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the Charter or By-laws of the Company or the comparable documents of any Significant Subsidiary of the Company, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory authority (a "Governmental Entity") which has not been received or made, is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the Merger and with respect to the transactions contemplated by the Citibank Commitment Letter (as hereinafter defined), (ii) the filings and/or notices required under the insurance laws of the jurisdictions set forth in Section 3.1(c)(i) of the Disclosure Schedule, (iii) the filing with the SEC of (x) a proxy statement relating to the approval by the stockholders of the Company of the Merger and certain other corporate matters (such proxy statement, together with the proxy statement relating to the approval of the issuance of Parent Common Stock in the Merger by an affirmative vote of the holders of a majority of the shares of the Parent Common Stock present, or represented, and entitled to vote thereon at the meeting of holders of Parent Common Stock to be called therefor (the "Parent Stockholder Approval"), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), and (y) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) the consents, approvals and notices as are set forth in Sections 5.13 and 5.14 of this Agreement required under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Investment Advisers Act of 1940, as amended (the
     "Advisers Act"), (vi) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.1(c)(ii) of the Disclosure Schedule and (vii) any applicable filings under state anti-takeover laws, or filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

          (d) SEC Documents. (i) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (such reports, schedules, forms, statements and other documents other than those that were filed by the Company with the SEC in connection with the proxy contest initiated by General Electric Capital Corporation are hereinafter referred to as the "SEC Documents"); (ii) as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Except to the extent that information contained in any SEC Document has been revised or superseded by a later Filed SEC Document (as defined in Section 3.1(f)), none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (e) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 5.2), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint
     Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

          (f) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or in Section 3.1(f) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any change which would have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock (other than regular quarterly cash dividends of $.23 per share of Common Stock and regular cash dividends on Company Preferred Stock, in each case in accordance with usual record and payment dates and in accordance with the Company's present dividend policy), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any executive officer or other employee of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except in the ordinary course of business consistent with prior practice or as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer except in the ordinary course of business consistent with prior practice (it being understood that, as used in this clause (iv), "prior practice" shall mean the practice of the Company and its subsidiaries prior to 1994) or (v) any change in accounting methods, principles or practices by the Company or any of its subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles. Parent acknowledges that there may be or have been disruptions to the Company's business as a result of the anticipation of a merger or acquisition involving the Company and/or its subsidiaries, and Parent and Sub agree that such disruptions and any changes attributable thereto shall not constitute a breach of clause (i) of this Section 3.1(f).

          (g) Absence of Changes in Benefit Plans. Except as disclosed in the Filed SEC Documents or in Section 3.1(g) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any Benefit Plan (as defined in Section 3.1(h)). Except as disclosed in the Filed SEC Documents or in Section 3.1(g) of the Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

          (h) Benefit Plans. (i) Each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (hereinafter a "Welfare Plan"), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company and its subsidiaries for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company or any of its subsidiaries (all the foregoing being herein called "Benefit Plans") has been administered in accordance with its terms except where failure to administer in accordance with such terms would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. The Company, its subsidiaries and all the Benefit Plans are in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), all other applicable laws and all applicable collective bargaining agreements except where failure to comply would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

          (ii) None of the Company or any other person or entity that together with the Company is treated as a single employer under Section 414(b),
     (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") (a) has incurred any liability to a Pension Plan covered by Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due) that, when aggregated with other such liabilities, would result in a material liability to the Company, which liability has not been fully paid as of the date hereof.

          (iii) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

          (i) Taxes. (i) Each of the Company and its subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually and in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. All tax returns filed by the Company and each of its subsidiaries are complete and accurate except to the extent that such failure to be complete and accurate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. The Company and each of its subsidiaries has paid (or the Company has paid on the subsidiaries' behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, and, except as set forth on Section 3.1(j) of the Disclosure Schedule, no requests for waivers of the time to assess any such taxes have been granted or are pending. The Federal and Illinois income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service or the Illinois Department of Revenue, as the case may be, or the statute of limitations on assessment or collection of any Federal or Illinois income taxes due from the Company or any of its subsidiaries has expired, for all taxable years of the Company or any of its subsidiaries through the taxable year ended December 31, (a) 1983 for Federal income taxes, (b) 1979 for Illinois insurance unitary income taxes and (c) 1987 for Illinois non-insurance unitary income taxes.

        (iii) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature whatsoever.

          (j) No Excess Parachute Payments; Section 162(m) of the Code. (i) Except as disclosed in Section 3.1(j) of the Disclosure Schedule, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (ii) Except as disclosed in Section 3.1(j) of the Disclosure Schedule, the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any subsidiary of the Company under any contract, Benefit Plan, program, arrangement or understanding currently in effect.

          (k) Voting Requirements. The affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock entitled to vote thereon at the Stockholders Meeting with respect to the approval of the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

          (l) Compliance with Applicable Laws. (i) Each of the Company and its subsidiaries and the Company Funds has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. Except as disclosed in the Filed SEC Documents, the Company and its subsidiaries and the Company Funds are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole.
     Except as disclosed in the Filed SEC Documents and except for routine examinations by state Governmental Entities charged with supervision of insurance companies ("Insurance Regulators"), as of the date of this Agreement, to the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any of its subsidiaries or any of the Company Funds is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

          (ii) The Annual Statements (including without limitation the Annual Statements of any separate accounts) for the year ended December 31, 1993, together with all exhibits and schedules thereto, and financial statements relating thereto, and any actuarial opinion, affirmation or certification filed in connection therewith, and the Quarterly Statements for the periods ended after January 1, 1994, together with all exhibits and schedules thereto, with respect to each subsidiary of the Company that is a regulated insurance company (an "Insurance Company"), in each case as filed with the applicable Insurance Regulator of its jurisdiction of domicile, were prepared in conformity with statutory accounting practices prescribed or permitted by such Insurance Regulator applied on a consistent basis ("SAP"), present fairly, to the extent required by and in conformity with SAP, the statutory financial condition of such Insurance Company at their respective dates and the results of operations, changes in capital and surplus and cash flow of such Insurance Company for each of the periods then ended, and were correct in all material respects when filed and there were no material omissions therefrom when filed. No deficiencies or violations material to the financial condition or operations of any Insurance Company have been asserted in writing by any Insurance Regulator which have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator and which have not been disclosed in writing to Parent prior to the date of this Agreement.

          (m) Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co., dated the date hereof, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders.

          (n) Article Fifteenth of the Charter. The Board of Directors of the Company (including a majority of the "Continuing Directors", as defined in the Charter) has approved the execution and delivery by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval is sufficient to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the restrictions contained in Article Fifteenth of the Charter.

          (o) Rights Agreement. The Rights Agreement has been amended so as to provide that neither Parent nor Sub will become an "Acquiring Person", and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur, solely as a result of the approval, execution or delivery of this Agreement or the consummation of the Merger.

          (p) Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          (q) Ineligible Persons. None of the Company or any "affiliated person" (as defined in the 1940 Act) thereof (i) is ineligible pursuant to Section 9(a) of the 1940 Act to serve as an investment adviser (or in any other capacity contemplated by the 1940 Act) to a registered investment company or (ii) to the best knowledge of the senior officers of the Company as of the date hereof, has engaged in any of the conduct specified in Section 9(b) of the 1940 Act or Section 203(e) of the Advisers Act prior to the date hereof that would be reasonably likely to result in SEC action to disqualify the Company or any of its affiliates as an investment adviser.

          SECTION 3.2. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent and Sub and each Significant Subsidiary of Parent (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub and each Significant Subsidiary of Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole. Parent has delivered to the Company complete and correct copies of its Articles of Incorporation and By-laws, as amended to the date of this Agreement. For purposes of this Agreement, a "Significant Subsidiary" of Parent means any subsidiary of Parent that would constitute a Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

          (b) Capital Structure. The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, without par value, and 20,000,000 shares of preferred stock, without par value. At the close of business on June 24, 1994, (i) 24,435,774 shares of Parent Common Stock and 5,749,725 shares of $3.25 Series D Cumulative Convertible Preferred Stock of Parent were issued and outstanding, (ii) 16,138,366 shares of Parent Common Stock were held by subsidiaries of Parent or by Parent in its treasury, (iii) 5,986,666 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options to purchase shares of Parent Common Stock granted under Parent's stock option plans (the "Parent Stock Plans") and (iv) 4,509,509 shares of Parent Common Stock were reserved for issuance upon conversion of Parent's $3.25 Series D Cumulative Convertible Preferred Stock. Except as set forth above, at the close of business on June 24, 1994, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien. No bonds, debentures, notes or other indebtedness of Parent or any Significant Subsidiary of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Parent or any Significant Subsidiary of Parent may vote are issued or outstanding. All the outstanding shares of capital stock of each Significant Subsidiary of

     Parent (other than Bankers Life Holding Corporation) have been validly issued and are fully paid and nonassessable and are owned by Parent, free and clear of all Liens. Except as set forth above, neither Parent nor any Significant Subsidiary of Parent has any outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates Parent or any Significant Subsidiary of Parent to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Parent or any Significant Subsidiary of Parent or
     (ii) restricts the transfer of Parent Common Stock.

         (c) Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and, subject to the Parent Stockholder Approval with respect to the issuance of Parent Common Stock in the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and by the stockholder of Sub, subject, in the case of the issuance of Parent Common Stock in the Merger, to the Parent Stockholder Approval. This Agreement has been duly executed and delivered by and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against such party in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the Articles of Incorporation or By-laws of Parent, the Certificate of Incorporation or By-laws of Sub or the comparable documents of any Significant Subsidiary of Parent, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their assets is bound or affected, or
     (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger and with respect to the transactions contemplated by the Citibank Commitment Letter, (ii) the filings and/or notices required under the insurance laws of the jurisdictions set forth in Section 3.1(c)(i) of the Disclosure Schedule,
     (iii) the filing with the SEC of the Form S-4, the Joint Proxy Statement relating to the Parent Stockholder Approval and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the filing of the certificate of merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.1(c)(ii) of the Disclosure Schedule and (vi) any applicable filings under state anti-takeover laws, or filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole.

 PAGE> 25

          (d) SEC Documents. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later Filed Parent SEC Document (as defined in Section 3.2(f)), none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (e) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to Parent's stockholders or at the time of the Parent Stockholders Meeting (as defined in Section 5.2), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in either the Form S-4 or the Joint Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

          (f) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents"), since the date of the most recent audited financial statements included in the Filed Parent SEC Documents, Parent has conducted its business only in the ordinary course, and there has not been (i) any change which would have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, (ii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Parent's outstanding capital stock (other than regular quarterly cash dividends of $.125 per share on Parent Common Stock and regular cash dividends on the Parent's $3.25 Series D Cumulative Convertible Preferred Stock, in each case in accordance with usual record and payment dates and in accordance with the Parent's present dividend policy), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iv) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Filed Parent SEC Documents or required by a change in generally accepted accounting principles.

          (g) Voting Requirements. The affirmative vote of the holders of a majority of the shares of Parent Common Stock present, or represented, and entitled to vote thereon at the Parent Stockholders Meeting with respect to the issuance of shares of Parent Common Stock in the Merger is the only vote of the holders of any class or series of Parent's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

          (h) Opinion of Financial Advisor. Parent has received the opinion of Morgan Stanley & Co. Incorporated, to the effect that, as of the date of this Agreement, the consideration to be paid to the Company's stockholders in the Merger is fair to Parent from a financial point of view.

          (i) Benefit Plans. Parent and its subsidiaries are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each material "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained, contributed to or required to be maintained or contributed to by Parent or its subsidiaries for the benefit of any present officers, employees or directors of Parent or any of its subsidiaries in the United States.

          (j) Taxes. (i) Each of Parent and its subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on Parent. All tax returns filed by Parent and each of its subsidiaries are complete and accurate in all material respects to the knowledge of Parent. Parent and each of its subsidiaries have paid (or Parent has paid on its subsidiaries' behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Filed Parent SEC Documents reflect an adequate reserve for all taxes payable by Parent and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on Parent, and no requests for waivers of the time to assess any such taxes have been granted or are pending. The Federal and Indiana income tax returns of Parent and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service or the Indiana Department of Revenue, as the case may be, or the statute of limitations for the assessment or collection of Federal or Indiana income taxes due from Parent or its subsidiaries has expired, for all taxable years of Parent or any of its subsidiaries through and including, the taxable year ended December 31, 1989, for Federal income taxes and
      December 31, 1991, for Indiana income taxes.

          (k)  Compliance with Applicable Laws.   Each of Parent, its
     subsidiaries and any other entity controlled by or under common control with Parent the business, financial condition or results of operations of which is material to Parent and its subsidiaries, taken as a whole (a "Material Parent Entity") has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole. Except as disclosed in the Filed Parent SEC Documents, Parent, its subsidiaries and the Material Parent Entities are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole.

          (l) Commitment Letters. True and correct copies of the Senior Facilities Commitment Letter dated June 21, 1994, from Citibank, N.A., and Citicorp Securities, Inc. to Parent (the "Citibank Commitment Letter"), the letter dated June 22, 1994, from Morgan Stanley & Co. Incorporated to Parent (the "Morgan Stanley Highly Confident Letter") and the letter dated June 23, 1994, from the general partner of Conseco Capital Partners II, L.P. to the Chairman of the Board of the Company (the "CCP II Letter") have been delivered to the Company.

          (m) No Prior Activities. Sub has not incurred, and will not incur, directly or through any subsidiary, any liabilities or obligations for borrowed money or otherwise, except incidental liabilities or obligations not for borrowed money incurred in connection with its organization and except in connection with obtaining financing in connection with the Merger. Except as contemplated by this Agreement, Sub (i) has not engaged, directly or through any subsidiary, in any business activities of any type or kind whatsoever, (ii) has not entered into any agreements or arrangements with any person or entity, and (iii) is not subject to or bound by any obligation or undertaking.

          (n) Ineligible Persons. None of Parent or any "affiliated person" (as defined in the 1940 Act) thereof (i) is ineligible pursuant to Section 9(a) of the 1940 Act to serve as an investment adviser (or in any other capacity contemplated by the 1940 Act) to a registered investment company or (ii) to the best knowledge of the senior officers of Parent as of the date hereof, has engaged in any of the conduct specified in Section 9(b) of the 1940 Act or Section 203(e) of the Advisers Act prior to the date hereof that would be reasonably likely to result in SEC action to disqualify Parent or any of its affiliates as an investment adviser.

          (o) Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.


                         ARTICLE IV

     COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO
                           MERGER

          SECTION 4.1. (a) Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior consent of Parent:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's outstanding capital stock (other than regular quarterly cash dividends not in excess of $.23 per share of Common Stock and regular cash dividends on Company Preferred Stock, in each case with usual record and payment dates and in accordance with the Company's present dividend policy), (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares except, in the case of clause (z), for the acquisition of shares of Common Stock from holders of Company Stock Options and Director Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options or Director Options outstanding on the date of this Agreement, any mandatory redemption of the securities of KFC in accordance with the terms thereof and as contemplated by Section 2.2(c);

          (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than (w) pursuant to the Dividend Reinvestment Plan, (x) upon the exercise of Company Stock Options and Director Options outstanding on the date of this Agreement, (y) upon the conversion of shares of Preferred Stock outstanding on the date of this Agreement or (z) in accordance with their respective terms, upon the conversion of any floating rate convertible subordinated debentures of KFC or the exercise of any stock options respecting the common stock of KFC;

          (iii) amend its articles of organization, by-laws or other comparable charter or organizational documents;

          (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, except as disclosed in Section 4.1(a)(iv) of the Disclosure Schedule;

          (v) sell, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material to the Company and its subsidiaries taken as a whole, except in the ordinary course of business, as disclosed in Section 4.1(a)(v) of the Disclosure Schedule or as contemplated by Section 6.1(g) hereof;

          (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company, KFC or any direct or indirect wholly-owned subsidiary of the Company or KFC or (y) make any loans or advances to any other person, other than to the Company, to KFC or to any direct or indirect wholly-owned subsidiary of the Company or KFC and other than routine advances to employees, except in the case of either
     (x) or (y) as disclosed in Section 4.1(a)(vi) of the Disclosure Schedule or, with respect to Kemper Clearing Corp., in the ordinary course of business;

          (vii) make any tax election or settle or compromise any income tax liability that could reasonably be expected to be material to the Company and its subsidiaries taken as a whole;

          (viii) except as disclosed in Section 4.1(a)(viii) of the Disclosure Schedule, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

          (ix) except in the ordinary course of business, modify, amend or terminate any material agreement, permit, concession, franchise, license or similar instrument to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims thereunder; or

          (x) authorize any of, or commit or agree to take any of, the foregoing actions.

          (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its subsidiaries to:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any outstanding capital stock of Parent (other than regular quarterly cash dividends of $.125 per share of Parent Common Stock and regular cash dividends on the Parent's $3.25 Series D Cumulative Convertible Preferred Stock, in each case with usual record and payment dates and in accordance with Parent's present dividend policy) or (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent's outstanding capital stock (other than exchanges in the ordinary course under Parent's employee stock plans);

          (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, in each case if any such action could reasonably be expected to (A) delay materially the date of mailing of the Joint Proxy Statement or, (B) if it were to occur after such date of mailing, require an amendment of the Joint Proxy Statement;

          (iii) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, in each case if any such action could reasonably be expected to (A) delay materially the date of mailing of the Joint Proxy Statement or, (B) if it were to occur after such date of mailing, require an amendment of the Joint Proxy Statement; or

          (iv) authorize any of, or commit or agree to take any of, the foregoing actions.

          SECTION 4.2. Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions of the Merger set forth in
Article VI not being satisfied.


                          ARTICLE V

                    ADDITIONAL AGREEMENTS

          SECTION 5.1.  Preparation of Form S-4 and the Joint Proxy
Statement. (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its best efforts to cause the Joint Proxy Statement to be mailed to the Company's stockholders, and Parent will use its best efforts to cause the Joint Proxy Statement to be mailed to Parent's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of the Common Stock as may be reasonably requested in connection with any such action.

          SECTION 5.2. Meetings of Stockholders. The Company will take all action necessary in accordance with applicable law and its Charter and By-laws to convene a meeting of its stockholders (the "Stockholders Meeting") to consider and vote upon the approval of the Merger. Parent will take all action necessary in accordance with applicable law and its Articles of Incorporation and By-laws to convene a meeting of its stockholders (the "Parent Stockholders Meeting") to consider and vote upon the approval of the issuance of Parent Common Stock in the Merger. Subject to Section 5.11 hereof in the case of the Company, the Company and Parent will, through their respective Boards of Directors, recommend to their respective stockholders approval of the foregoing matters. Without limiting the generality of the foregoing, the Company agrees that, subject to its right to terminate this Agreement pursuant to Section 5.11, its obligations pursuant to the first sentence of this Section 5.2 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 5.10) or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. Parent and the Company will use reasonable efforts to hold the Stockholders Meeting and the Parent Stockholders Meeting on the same day and use their best efforts to hold such Meetings as soon as practicable after the date hereof.

          SECTION 5.3. Letter of the Company's Accountants. The Company shall use its best efforts to cause to be delivered to Parent a letter of KPMG Peat Marwick, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of KPMG Peat Marwick, dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          SECTION 5.4. Letter of Parent's Accountants. Parent shall use its best efforts to cause to be delivered to the Company a letter of Coopers & Lybrand, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of Coopers & Lybrand, dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          SECTION 5.5. Access to Information; Confidentiality. Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, counsel, financial advisors and other representatives of such other party reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish as promptly as practicable to the other party such information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, Parent will hold, and will cause its respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from the Company in confidence to the extent required by, and in accordance with, the provisions of the letter dated May 25, 1994, between Parent and the Company. Except as required by law, the Company will hold, and will cause its directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from Parent in confidence to the extent required by, and in accordance with, the provisions of the letter dated June 23, 1994, between Parent and the Company.

          SECTION 5.6. Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

          SECTION 5.7. Benefit Plans and Employment Agreements. (a) Parent currently intends to cause the Surviving Corporation and each of its subsidiaries to maintain employee benefit plans which provide aggregate benefits to Continuing Employees (as defined below) that are comparable to those currently provided by Parent to its employees.

          (b)  Notwithstanding the provisions of Section 5.7(a):

          (i) Each benefit plan made available to Continuing Employees after the Effective Time shall be offered to Continuing Employees (and, if applicable, their dependents) without any waiting period and the Surviving Corporation and, if applicable, Parent shall cause any restrictions and limitations for pre-existing conditions or insurability to be waived (other than any pre-existing conditions of lack of insurability that constituted a restriction or limitation with respect the benefits available to a Continuing Employee immediately prior to the Effective
     Time).

          (ii) Each Continuing Employee shall be given full credit for his or her pre-Effective Time service with the Company or any of its subsidiaries (and, to the extent such service is recognized under any Benefit Plan of the Company or any of its subsidiaries as of the Effective Time, service with any predecessor employer) for all purposes (other than for benefit accrual under any defined benefit Pension Plan) under any benefit plan offered to Continuing Employees on or after the Effective Time.

          (iii) As of the Effective Time, Continuing Employees participating in the defined contribution Benefit Plans (including any non-contributory supplemental benefit plans) of the Company and each of its subsidiaries shall be fully vested as to all amounts contributed or accrued through the Effective Time or, if later, as a result of the following sentence. In addition, Parent shall cause the Surviving Corporation and each of its subsidiaries or affiliates, as appropriate, to contribute to each of such Benefit Plans (or in the case of an unfunded Benefit Plan, shall credit) for the benefit of individuals who are Eligible Employees (as defined below) on December 31, 1994, (x) all matching and salary based contributions for 1994 currently provided for in such Benefit Plan not made prior to the Effective Time and (y) all discretionary contributions for 1994 provided for in such Benefit Plans, subject in the case of this clause (y) to achievement of the performance goals set forth in Section 5.7(b)(iii) of the Disclosure Schedule.

          (iv) Parent shall cause the Surviving Corporation and each of its subsidiaries or affiliates, as appropriate, not later than February 28, 1995, to pay each bonus eligible individual who is an Eligible Employee on date of payment an incentive cash bonus for 1994 not less than a Target Bonus (or, in the case of an Eligible Employee whose employment is terminated prior to December 31, 1994, a pro rata Target Bonus) subject to the achievement of the performance goals set forth in Section 5.7(b)(iii) of the Disclosure Schedule. Target Bonus means (x) an individual's current target bonus under the incentive compensation program in which such individual participates, or (y) if no such specific target currently exists, two-thirds of the incentive cash bonus received by such individual for 1993 (or if such individual was not employed until after January 1, 1993, the bonus received by similarly situated individuals for
     1993).

          (v) Parent shall cause the Surviving Corporation and each of its subsidiaries and affiliates to maintain severance benefits after the Effective Time for each Continuing Employee that are no less favorable to such Continuing Employee than those provided under the severance plans included in Section 5.7(b)(v) of the Disclosure Schedule, until the first anniversary of the Effective Time (or until the second anniversary of the Effective Time in the case of the Kemper Corporation Change of Control Severance Program).

          (vi) Parent shall cause the Surviving Corporation and each of its subsidiaries and affiliates to continue, after the Effective Time, to make medical expense benefits available to each individual retired as of the Effective Time and then participating in the various retiree medical expense benefits programs and plans currently sponsored by the Company and its subsidiaries, that are no less favorable to such individuals than the medical expense benefits provided under such programs or plans as of the date hereof.

          (c)  As used in Sections 5.7(a) and 5.7(b):

          (i) "Continuing Employees" means all employees of Company or a subsidiary of the Company as of the Effective Time.

          (ii) "Eligible Employees" at any date means all Continuing Employees other than employees who have resigned voluntarily prior to such date or whose employment has been terminated for "Cause" prior to such date.

          (iii) "Cause" means (x) willful breach of, willful neglect of or willful refusal to perform the duties associated with a Continuing Employee's employment or (y) commission of a felony, or a misdemeanor involving dishonesty, fraud, theft, larceny or embezzlement.

          (d) The Surviving Corporation agrees to honor and shall not challenge the validity and enforceability of the termination protection agreements between the Company and the individuals listed in Section 5.7(d) of the Disclosure Schedule.

          (e) The Surviving Corporation agrees to honor all, and shall not challenge the validity and enforceability of any, obligations of the Company and its subsidiaries to non-management directors, including, without limitation, the obligations under the Kemper Corporation Director Deferred Compensation Program and the Kemper Corporation Director Retirement Plan.

          SECTION 5.8.  Indemnification and Insurance.   Parent and Sub agree
that all rights to indemnification and exculpation from liability for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time. Parent will cause to be maintained for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors, officers or employees of the Company or any subsidiary on the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (200% of such premium, the "Maximum Premium"); provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause comparable coverage to be provided under any policy maintained for the benefit of the directors and officers of Parent or any of its subsidiaries, so long as (i) the issuer thereof has at least an equal claims-paying rating and (ii) the material terms thereof are no less advantageous than the existing D&O Insurance to the extent commercially available. If the existing D&O Insurance expires, is terminated or cancelled during such six-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance to the extent commercially available. The Company represents to Parent that the Maximum Premium is $1,840,000.

          SECTION 5.9. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

          SECTION 5.10. Acquisition Proposals. From and after July 6, 1994, the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Prior to July 6, 1994, the Company, any of its subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries may do any of the foregoing. On or after July 6, 1994, the Company, its subsidiaries and all officers, directors, employees of, and all investment bankers, attorneys and other advisors and representatives of, the Company and its subsidiaries shall cease doing any of the foregoing; provided, however, that on or after July 6, 1994, notwithstanding the provisions of the first sentence of this Section 5.10, the Company, any of its subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries may, following the receipt of an Acquisition Proposal by the Company that the Board of Directors of the Company determines in good faith, following consultation with outside counsel, would permit the Board of Directors to take any of the actions referred to in the first sentence of Section 5.11, participate in negotiations regarding such Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, from and after July 6, 1994, the Company shall promptly advise Parent orally and in writing of the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such Acquisition Proposal or inquiry. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section
5.10 by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.10 by the Company. For purposes of this Agreement, "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any Significant Subsidiary of the Company, or any purchase of all or any significant portion of the assets of the Company or any Significant Subsidiary of the Company, or any equity interest in the Company or any Significant Subsidiary of the Company, other than the transactions contemplated hereby or by the Citibank Commitment Letter.

          SECTION 5.11. Fiduciary Duties. The Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal, unless the Company receives an Acquisition Proposal and the Board of Directors of the Company determines in good faith, following consultation with outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal, enter into an agreement with respect to such Acquisition Proposal or terminate this Agreement. In the event the Board of Directors of the Company takes any of the foregoing actions, the Company shall, concurrently with the taking of any such action, pay to Parent the Section 5.15(a) Fee or the Section 5.15(b) Fee, as applicable, plus all Expenses pursuant to Section
5.15. Nothing contained in this Section 5.11 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith reasonable judgment of the Board of Directors of the Company based on the advice of outside counsel, is required under applicable law; provided that the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section
5.11 shall not constitute a breach of this Agreement by the Company.

          SECTION 5.12. Consents, Approvals and Filings. (a) The Company and Parent will make and cause their respective subsidiaries to make all necessary filings, as soon as practicable, including, without limitation, those required under the HSR Act, the Securities Act, the Exchange Act, the 1940 Act, the Advisers Act and applicable state insurance laws in order to facilitate prompt consummation of the Merger and the other transactions contemplated by this Agreement. In addition, the Company and Parent will each use their best efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of Governmental Entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall use reasonable efforts to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request.

           (b) Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to Governmental Entities in connection with this Agreement.

          SECTION 5.13. Company Satisfaction of the Conditions of Section 15 of the 1940 Act. (a) The Company shall, and shall cause each of KFS and the applicable subsidiaries of KFS (collectively, with KFS, the "Asset Management Subsidiaries") to, use their best efforts to cause the boards of trustees/directors of the Company Funds to approve, and to solicit their respective shareholders as promptly as practicable with regard to the approval of, new investment advisory agreements with the Asset Management Subsidiaries acting as investment advisers for such funds, to be effective on or as promptly as practicable after the Effective Time, pursuant to the provisions of Section 15 of the 1940 Act, and consistent with all requirements of the 1940 Act applicable thereto, provided that such agreements are identical in all respects to the existing agreements other than the term of the agreement. For purposes of this Agreement, "Company Funds" shall mean the registered investment companies for which the Company or any subsidiary acts as investment adviser or sub-adviser. Each Company Fund is identified in Section 5.13 of the Disclosure Schedule.

          (b) The Company shall, and shall cause each of the Asset Management Subsidiaries to, use their best efforts to ensure the satisfaction of the conditions set forth in Section 15(f) of the 1940 Act with respect to each of the Company Funds.

          SECTION 5.14. Advisory Contract Consents. As promptly as practicable, the Company shall cause the non-investment company advisory clients of the Asset Management Subsidiaries to be informed of the transactions contemplated by this Agreement and shall give such clients an opportunity to terminate their advisory contracts with such Asset Management Subsidiaries or
any of their affiliates.   Parent agrees that the Company may satisfy this
obligation insofar as it relates to non-investment company advisory clients by providing them with the notice contemplated by the first sentence of this
Section 5.14 and obtaining such clients' consent in the form of actual or implied consent by way of informing such clients of the Asset Management Subsidiaries' intention to continue the advisory services, pursuant to the Asset Management Subsidiaries' existing contracts with such clients, subject to such clients' right to terminate such contracts within 60 days of receipt of such notice, and that each such client's consent will be implied if it continues to accept the services without rejection during such specified 60 day period.

          SECTION 5.15. Certain Fees and Expenses. (a) The Company shall pay to Parent upon demand $25 million (the "Section 5.15(a) Fee"), payable in same-day funds, plus all Expenses (as defined below), if an Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company (or the willingness of any person to make an Acquisition Proposal is publicly disclosed or communicated to the Company) and the Board of Directors of the Company prior to July 6, 1994, in accordance with Section 5.11, withdraws or modifies its approval or recommendation of this Agreement or the Merger, approves or recommends such Acquisition Proposal, enters into an agreement with respect to such Acquisition Proposal, terminates this Agreement, approves any transaction pursuant to Section 11(a)(ii)(B) or 13(d) of the Rights Agreement or amends or waives any provision of the Rights Agreement or redeems the Rights issued thereunder.

          (b) The Company shall pay to Parent upon demand $100 million (the "Section 5.15(b) Fee"), payable in same-day funds, plus all Expenses, if a bona fide Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company (or the willingness of any person to make such an Acquisition Proposal is publicly disclosed or communicated to the Company) and (i) the Board of Directors of the Company on or after July 6, 1994, in accordance with Section 5.11, withdraws or modifies its approval or recommendation of this Agreement or the Merger, approves or recommends such Acquisition Proposal, enters into an agreement with respect to such Acquisition Proposal, terminates this Agreement, approves any transaction pursuant to
Section 11(a)(ii)(B) or 13(d) of the Rights Agreement or amends or waives any provision of the Rights Agreement or redeems the Rights issued thereunder or
(ii) the requisite approval of the Company's stockholders for the Merger is not obtained at the Stockholders Meeting and the Section 5.15(a) Fee did not and has not become due and payable.

          (c) For purposes of this Section, "Expenses" shall mean all documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all bank fees, financing fees, printing costs and fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Parent; provided, however, that prior to July 6, 1994, Expenses shall not exceed $15.0 million.

          SECTION 5.16. Compliance with Section 15(f) of the 1940 Act by Parent. Parent shall use its best efforts to assure the satisfaction of the conditions of Section 15(f) of the 1940 Act with respect to each of the Company Funds.

          SECTION 5.17. Affiliates and Certain Stockholders. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto. Parent shall not be required to maintain the effectiveness of the Form S-4 or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates and the certificates representing Parent Common Stock received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 5.17.

          SECTION 5.18. NYSE Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

          SECTION 5.19.  Stockholder Litigation.  The Company shall give
Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld.

          SECTION 5.20. Financing. Parent will use its best efforts to obtain the financing referred to in the Citibank Commitment Letter, the Morgan Stanley Highly Confident Letter and the CCP II Letter. The Company will, and will cause its subsidiaries to, cooperate with Parent and take all reasonable actions necessary in order to assist Parent in obtaining such financing.

          SECTION 5.21. Board Action Relating to Stock Option Plans. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering a Company Stock Option Plan) shall adopt such resolutions or take such actions as may be required to adjust the terms of all outstanding Company Stock Options in accordance with Section 2.2 and shall make such other changes to the Company Stock Option Plans as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld).


                         ARTICLE VI

                    CONDITIONS PRECEDENT

          SECTION 6.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of the Company entitled to cast at least a majority of the votes which all stockholders of the Company are entitled to cast thereon and the Parent Stockholder Approval shall have been obtained.

          (b) Governmental and Regulatory Consents. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, including, without limitation, those set forth in Section 3.1(c)(i) of the Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and Sub will have been made or obtained (as the case may be); provided, however, that such consents, approvals, permits and authorizations may be subject to (i) conditions customarily imposed by insurance regulatory authorities or (ii) other conditions that would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole (after giving effect to the consummation of the Merger).

          (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use reasonable efforts to have any such order or injunction vacated.

          (e) Company Fund Approvals. In accordance with Section 15 of the 1940 Act, the respective boards of trustees/directors of the Company Funds, including in each case a majority of trustees/directors who are not parties to the investment advisory contracts of such Company Funds or "interested persons" (as such term is defined in the 1940 Act) of any such party (the "Non-Interested Directors"), and holders of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of Company Funds which, as of May 31, 1994, represented at least 90% of all of the net assets of all of the Company Funds as of such date, shall have approved new investment advisory contracts with the Asset Management Subsidiaries acting as investment advisers of such funds upon terms identical with those of each such Company Fund (other than changes in the term of the contract); and the board of trustees/directors, including a majority of the Non-Interested Directors, of each of the Company Funds which has approved a new investment advisory contract shall have approved new underwriting, distribution or dealer contracts, if any, with the applicable subsidiaries of the Company that are parties to such agreements pursuant to Section 15 of the 1940 Act and any other requirements applicable thereto contained in the 1940 Act.

          (f) Advisory Client Approvals. The Company shall have obtained, in accordance with Section 5.14, the consent of non-investment company advisory clients of the Asset Management Subsidiaries who are not affiliated with the Company and who, as of May 31, 1994, represent at least 80% of all of the net assets under management as of such date for all such advisory clients not affiliated with the Company.

          (g) Compliance with Section 15(f) of the 1940 Act. At the time of the Closing: (i) at least 75% of the members of the board of trustees/directors of each Company Fund which has approved a new investment advisory contract shall not be "interested persons" (as such term is defined in the 1940 Act) of Parent (or such other entity which will act as adviser to such Company Funds following the Effective Time), of the Company or of any affiliate of the Company that was the investment adviser of any such Company Fund immediately preceding the Effective Time; and (ii) the requirements of Section 15(f)(1)(B) of the 1940 Act shall have been complied with in that no "unfair burden" shall have been imposed on any of the Company Funds as a result of this Agreement, the transactions contemplated hereunder, new investment advisory contracts or otherwise.

          (h) Investors Fiduciary Trust Company. The Company will have divested its ownership interest in Investors Fiduciary Trust Company or Parent shall have obtained all regulatory approvals required in connection with acquiring the Company's interest in Investors Fiduciary Trust Company.

          (i) NYSE Listing. The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (j) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          SECTION 6.2. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.1 that are qualified as to materiality shall be true and correct and the representations and warranties of the Company set forth in Section 3.1 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Affiliates. Parent shall have received from each affiliate named in the letter referred to in Section 5.17 an executed copy of an agreement substantially in the form of Exhibit A hereto.

          (d) Financing. Parent shall have obtained all financing necessary to pay the aggregate Cash Consideration payable in connection with the Merger.

          SECTION 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in Section 3.2 that are qualified as to materiality shall be true and correct and the representations and warranties of Parent and Sub set forth in Section 3.2 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to the effect set forth in this paragraph.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.


                         ARTICLE VII

              TERMINATION, AMENDMENT AND WAIVER

          SECTION 7.1. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

          (a)  by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company:

               (i) if, upon a vote at a duly held Stockholders Meeting or Parent Stockholders Meeting or any adjournment thereof, any required approval of the stockholders of the Company or Parent, as the case may be, shall not have been obtained;

               (ii) if the Merger shall not have been consummated on or before March 31, 1995, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

               (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                (iv) if the Board of Directors of the Company shall have exercised its rights set forth in Section 5.11 of this Agreement; or

          (c) by the Company, if definitive documentation with respect to the bank financing contemplated by the Citibank Commitment Letter (or with respect to any alternative bank financing that provides, in the aggregate, the same amount of financing) shall not have been executed by August 31, 1994.

          SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last two sentences of Section 5.5 and Sections 3.1(p), 3.2(o), 5.15, 7.2 and 8.2. Nothing contained in this Section shall relieve any party from any liability resulting from any wilful and material breach of the representations, warranties, covenants or agreements set forth in this Agreement.

          SECTION 7.3. Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made which reduces the consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 7.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          SECTION 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                        ARTICLE VIII

                     GENERAL PROVISIONS

          SECTION 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including, without limitation, Section 5.16.

          SECTION 8.2.  Fees and Expenses.  Except as provided otherwise in
Section 5.15, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, except that expenses incurred in connection with printing and mailing the Joint Proxy Statement and the S-4, and the costs of preparing and distributing proxy materials to and of holding the meetings of the Company Funds' shareholders will be shared equally by Parent and the Company.

          SECTION 8.3.  Definitions.  For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

          (c) a "subsidiary" of any person means another person 50% of the equity securities of which are owned directly or indirectly by such first person; provided, however, that joint ventures or partnerships engaged in the business of real estate development, management or ownership shall not be deemed to be subsidiaries unless such first person owns directly or indirectly 80% of the equity securities of such joint venture or partnership.

          SECTION 8.4. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to

               Conseco, Inc.
               11825 North Pennsylvania Street
               Carmel, Indiana 46032
               Attention:  Lawrence W. Inlow, Esq.

               with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, NY 10019
               Attention:  Allen Finkelson, Esq.

          (b)  if to the Company, to

               Kemper Corporation
               One Kemper Drive
               Long Grove, Illinois 60049
               Attention:  David B. Mathis
                           Chairman of the Board and
                              Chief Executive Officer
               with copies to:

               Kemper Corporation
               One Kemper Drive
               Long Grove, Illinois 60049
               Attention:  Kathleen A. Gallichio
                           Senior Vice President,
                              General Counsel and
                              Corporate Secretary

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York 10017
               Attention:  Charles I. Cogut, Esq.

          SECTION 8.5. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          SECTION 8.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 8.7. Entire Agreement; Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties hereto and the third party beneficiaries referred to in the following sentence any rights or remedies. The parties hereto expressly intend the provisions of Sections 5.7(b) and (c), 5.8 and 5.16 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefitted by, such provisions.


          SECTION 8.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          SECTION 8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware.

          SECTION 8.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                      CONSECO, INC.



                                      STEPHEN C. HILBERT
                                      ---------------------------
                                      Name: Stephen C. Hilbert
                                      Title: Chairman of the Board, President
                                               and Director


                                      Attest:



                                      ---------------------------
                                      Name:
                                      Title:


                                      [CORPORATE SEAL]

                                      KC ACQUISITION, INC.




                                      STEPHEN C. HILBERT
                                      ---------------------------
                                      Name: Stephen C. Hilbert
                                      Title: President and Chief
                                                Executive Officer


                                      Attest:



                                      ---------------------------
                                      Name:
                                      Title:


                                      [CORPORATE SEAL]


                                      KEMPER CORPORATION



                                      DAVID B. MATHIS
                                      ---------------------------
                                      Name: David B. Mathis
                                      Title: Chairman of the Board and Chief
                                               Executive Officer


                                      Attest:


                                      KATHLEEN A. GALLICHIO
                                      ---------------------------
                                      Name: Kathleen A. Gallichio
                                      Title: Corporate Secretary


                                      [CORPORATE SEAL]

                             DISCLOSURE SCHEDULES

                                   INDEX


Section                 Caption in Agreement
- - -------                 --------------------
2.2                     Company Stock Options to be Assumed

3.1 (b)                 Capital Structure

3.1 (c)                 Authority; Noncontravention

3.1 (c) (i)             State Insurance Filings

3.1 (c) (ii)            Other Consents

3.1 (f)                 Absence of Certain Changes or Events

3.1 (g)                 Absence of Changes in Benefits Plans

3.1 (i)                 Tax Extension Waiver Requests

3.1 (j) Excess Parachute Payments; Section 162 (m) of the Code

4.1 (a) (iv)            Pending Acquisitions

4.1 (a) (v)             Disposition of Properties

4.1 (a) (vi)            Borrowings

4.1 (a) (viii)          Settlement of Claims

5.7 (b) (iii)           Performance Goals

5.7 (b) (v)             Severance Plans

5.7 (d)                 Termination Protection Agreements

5.13                 Company Funds